Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces First Quarter Operating Results

October 8, 2008	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the first quarter ended August 31 2008. Sales increased $854,000 or 36.5% to $3,193,385 for the three months ended August 31, 2008 compared to $2,339,005 for the same period last year. In the first quarter, sales in the SBS Balancer segment increased $472,000 or 25.8% while sales in the SMS Measurement segment increased $383,000 as compared to the same period last year. The increase in the Balancer segment is primarily due to higher unit sale volumes in North America, Europe and Asia. In the SMS Measurement segment, sales of the Company’s Acuity™ line of laser-based dimensional measurement products increased due to higher unit sales volumes.

Gross margins for the first quarter of Fiscal 2009 were 51.9% as compared to 52.8% during the same period in the prior year primarily due to changes in product sales mix. Operating expenses increased $548,000 or 53.6% to $1,570,137 for the three months ended August 31, 2008 as compared to $1,022,228 for the three months ended August 31, 2007. Research and development expenses increased $202,000 due to costs associated with product development incorporating the technology acquired from Xtero Datacom, Inc. in February 2008 and to new product development associated with existing product lines. General, administrative and selling costs have increased primarily due to higher professional fees associated with compliance costs for Section 404 of the Sarbanes-Oxley Act, higher personnel costs including additions to management, higher stock-based compensation and higher amortization expenses. Net income for the first quarter was $33,547 or $.01 per fully diluted share compared to net income of $184,415 or $.07 per fully diluted share for the same period last year.

“We are encouraged with the sales growth we experienced in the first quarter of our fiscal year, particularly in the SBS Balancer segment and in the Acuity™ laser-based dimensional measurement component of the SMS Measurement segment,” commented Wayne Case, Chairman, President and CEO of Schmitt Industries. “Given the nature of our technology products, we would expect that recent downturns in the global economy will impact our businesses to some degree going forward. Like all businesses, we are watching these developments and these global markets very carefully.”

“We continue to make investments in the future, with our increased spending on research and development of new products and enhancements to existing products and the additions to our management team. Although these investments have not yet had a significant positive impact on operating income, we are optimistic that we will see the benefits of these investments on a going forward basis,” he concluded.

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc. the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications and ultrasonic measurement products for remote monitoring of chemical storage tanks (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

The statements in this release, including remarks by Wayne Case regarding the impact of the global economy on SBS Balancer and SMS Measurement business segments, the introduction of the product incorporating the technology acquired from Xtero Datacom and the expected contributions of new members of the Schmitt management team, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 31, 2008	May 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$3,126,641	$3,020,131
Short-term investments	2,508,657	2,499,863
Accounts receivable, net of allowance of $26,018 and $26,584 at August 31, 2008 and May 31, 2008, respectively	1,316,212	1,590,975
Inventories	3,985,757	3,910,431
Prepaid expenses	67,011	100,614
Deferred tax asset	158,810	158,810

	11,163,088	11,280,824

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,562,136	1,548,104
Furniture, fixtures and equipment	963,486	918,232
Vehicles	90,452	95,848

	2,915,074	2,861,184
Less accumulated depreciation and amortization	(1,415,799)	(1,409,405)

	1,499,275	1,451,779

Other assets
Long-term deferred tax asset	194,443	194,443
Intangible assets	2,746,692	2,800,437

	2,941,135	2,994,880

TOTAL ASSETS	$15,603,498	$15,727,483

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$536,515	$528,485
Accrued commissions	178,240	233,943
Accrued payroll liabilities	61,161	78,707
Other accrued liabilities	145,515	254,742
Income taxes payable	309,319	304,201

Total current liabilities	1,230,750	1,400,078

Long term liabilities	570,942	570,942
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,870,160 shares issued and outstanding at both August 31, 2008 and May 31, 2008	9,450,047	9,370,352
Accumulated other comprehensive loss	(191,687)	(123,788)
Retained earnings	4,543,446	4,509,899

Total stockholders’ equity	13,801,806	13,756,463

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,603,498	$15,727,483

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED AUGUST 31, 2008 AND 2007

(UNAUDITED)

	Three Months Ended August 31,
	2008	2007
Net sales	$3,193,385	$2,339,005
Cost of sales	1,536,005	1,103,640

Gross profit	1,657,380	1,235,365

Operating expenses:
General, administration and sales	1,322,918	976,836
Research and development	247,219	45,392

Total operating expenses	1,570,137	1,022,228

Operating income	87,243	213,137
Other income	20,231	72,778

Income before income taxes	107,474	285,915
Provision for income taxes	73,927	101,500

Net income	$33,547	$184,415

Net income per common share:
Basic	$0.01	$0.07

Weighted average number of common shares, basic	2,870,160	2,667,885
Diluted	$0.01	$0.07

Weighted average number of common shares, diluted	2,966,182	2,789,012